EXHIBIT 2






                       NOTE AND WARRANT PURCHASE AGREEMENT

                                  By and Among

                        AEGIS COMMUNICATIONS GROUP, INC.,

                    DEUTSCHE BANK AG - LONDON ACTING THROUGH
                     DB ADVISORS, LLC AS INVESTMENT ADVISOR


                                       AND

                              ESSAR GLOBAL LIMITED


                          Dated as of November 5, 2003









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                                Table of Contents
                                                                            Page
                                    ARTICLE I

                                   DEFINITIONS

 SECTION 1.01  Definitions....................................................1

                                Article II

                      PURCHASE AND SALE OF Interests

 SECTION 2.01  Sale and Issuance of Notes and Warrants........................9

 SECTION 2.02  Closing........................................................9

 SECTION 2.03  Closing Deliveries by the Company.............................10

 SECTION 2.04  Closing Deliveries by the Purchasers..........................10

                                ARTICLE III
                      REPRESENTATIONS AND WArranties
                              OF THE COMPANY

 SECTION 3.01  Organization, Authority and Qualification of the Company......11

 SECTION 3.02  Subsidiaries..................................................12

 SECTION 3.03  Debt and Capitalization.......................................12

 SECTION 3.04  No Conflict...................................................13

 SECTION 3.05  Consents and Approvals........................................13

 SECTION 3.06  Compliance with Laws..........................................14

 SECTION 3.07  Financial Information; Books and Records......................14

 SECTION 3.08  Litigation....................................................14

 SECTION 3.09  SEC Reports...................................................14

 SECTION 3.10  Valid Issuance of the Notes, Warrants
               and Warrant Shares............................................15

 SECTION 3.11  Absence of Certain Changes or Events; Absence of
               Undisclosed Liabilities.......................................15

 SECTION 3.12  Material Contracts............................................16



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 SECTION 3.13  Intellectual Property.........................................17

 SECTION 3.14  Taxes.........................................................18

 SECTION 3.15  Properties; Encumbrances......................................19

 SECTION 3.16  Insurance.....................................................19

 SECTION 3.17  Environmental Matters.........................................19

 SECTION 3.18  Employee Benefit Plans; Labor Matters.........................20

 SECTION 3.19  Labor.........................................................22

 SECTION 3.20  Investment Company............................................22

 SECTION 3.21  Brokers.......................................................22

 SECTION 3.22  Indemnification...............................................22

 SECTION 3.23  Registration Rights...........................................23

 SECTION 3.24  Affiliate Agreements..........................................23

 SECTION 3.25  Existing Merger Agreement.....................................23

 SECTION 3.26  Fairness Opinion..............................................23

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

 SECTION 4.01  Organization and Authority of Each of the Purchasers..........23

 SECTION 4.02  No Conflict...................................................24

 SECTION 4.03  Restricted Securities.........................................24

 SECTION 4.04  Accredited Investor...........................................24

 SECTION 4.05  Purchase Entirely For Own Account.............................24

 SECTION 4.06  Investment Company............................................24

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

 SECTION 5.01  Access to Information.........................................24

 SECTION 5.02  Information Statement.........................................25

 SECTION 5.03  Further Action................................................25

 SECTION 5.04  Corporate Actions.............................................26

 SECTION 5.05  Affiliate Agreements..........................................26

 SECTION 5.06  Directors' and Officers' Insurance............................26

 SECTION 5.07  Use of Proceeds...............................................27

 SECTION 5.08  Preferred Stock Amendment.....................................27

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

 SECTION 6.01  Conditions to Obligations of the Purchasers...................27

 SECTION 6.02  Conditions to Obligations of the Company......................29

                                   ARTICLE VII

                                 INDEMNIFICATION

 SECTION 7.01  Survival of Representations and Warranties....................29

 SECTION 7.02  Indemnification by the Company................................29

                                  ARTICLE VIII

                                  MISCELLANEOUS

 SECTION 8.01  Amendment; Waiver.............................................30

 SECTION 8.02  Confidentiality...............................................31

 SECTION 8.03  Expenses......................................................31

 SECTION 8.04  Notices.......................................................31

 SECTION 8.05  Severability..................................................32

 SECTION 8.06  Assignment....................................................33

 SECTION 8.07  Third Party Beneficiaries and Transfers.......................33

 SECTION 8.08  Governing Law; Consent to Jurisdiction........................33

 SECTION 8.09  Waiver of Jury Trial..........................................33

 SECTION 8.10  Entire Agreement..............................................33

 SECTION 8.11  Headings......................................................33

 SECTION 8.12  Counterparts..................................................34

 SECTION 8.13  Public Announcements..........................................34

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



          NOTE AND WARRANT PURCHASE AGREEMENT, dated as of November 5, 2003 (the "Agreement"), by and among AEGIS COMMUNICATIONS GROUP, INC. (the "Company"), a Delaware corporation, Deutsche Bank AG - London acting through DB Advisors, LLC as investment advisor and Essar Global Limited (collectively, the "Purchasers").

          WHEREAS, the Company desires to sell, and the Purchasers desire to buy, secured promissory notes in the principal amount of $28,231,167 (the "Notes"), in the form attached hereto as Exhibit A allocated between the Purchasers in accordance with Schedule 1 hereto;

          WHEREAS, the Company desires to sell, and the Purchasers desire to buy, warrants to purchase 527,661,932 shares of Common Stock of the Company (the "Warrants"), in the form attached hereto as Exhibit B allocated between the Purchasers in accordance with Schedule 1 hereto;

          WHEREAS, in connection with the acquisition of the Notes and the Warrants by the Purchasers, and the sale of the Notes and the Warrants by the Company, the Purchasers and the Company will enter into the Ancillary Agreements;

          WHEREAS, simultaneously with the execution hereof, the Required Stockholder Approvals have been obtained by execution of the Written Consent;

          WHEREAS, simultaneously with the execution hereof, the holders of the Preferred Stock (other than the holders of the Series B Preferred Stock) have agreed to cancel or convert their Preferred Stock into Common Stock as of the Closing and the Subsequent Closing Date; and

          WHEREAS, simultaneously with the Closing, the Company shall use the proceeds of the Notes in accordance with Schedule 2 hereto.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company and the Purchasers hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          "Affiliate Agreements" shall have the meaning set forth in Section
     3.24.



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

          "Agreement" shall have the meaning set forth in the Preamble.

          "Ancillary Agreements" means the Notes, the Registration Rights Agreement and the Stockholders Agreement.

          "Balance Sheet Date" shall have the meaning set forth in Section 3.15.

          "Bank Debt" means an amount sufficient to extinguish all obligations of the Company and its Subsidiaries under the Fourth Amended and Restated Credit Agreement, dated April 14, 2003, among IQI, Inc., the Company (as a guarantor), and various financial institutions, with the Bank of Nova Scotia as documentation agent and administrative agent and Credit Suisse First Boston as a syndication agent (not including any indebtedness for letters of credit issued under this facility, for which the Purchasers and the Company will be responsible), including but not limited to any pre-termination or other fees or penalties imposed by the above-referenced financial institutions, and secure appropriate releases thereunder.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in the State of New York.

          "Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

          "Closing" shall have the meaning set forth in Section 2.02.

          "Closing Date" shall have the meaning set forth in Section 2.02.

          "Code" shall have the meaning set forth in Section 3.18(a).

          "Commitment Fee" means the commitment fee in the amount of $150,000 in accordance with the terms of the commitment letter provided by Wells Fargo Foothill with regard to the Credit Facility.

          "Common Stock" means the common stock, $0.01 par value per share, of the Company.

          "Common Stock Equivalents" means any issuance of any warrants, options or subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into, or exchangeable for, shares of Common Stock and the issuance of any warrants, options or subscription or purchase rights with respect to such convertible or exchangeable securities.

          "Company" shall have the meaning set forth in the Preamble.

          "Company Balance Sheet" shall have the meaning set forth in Section 3.15.



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

          "Company Disclosure Letter" means the schedule that modifies the representations, warranties or covenants of the Company contained herein and which is an integral part of this Agreement. The Company Disclosure Letter, which shall identify the representation and warranty to which the exception identified therein relates, will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in Article III.

          "Company Employee Plan" shall have the meaning set forth in Section 3.18(a).

          "Company Intellectual Property" shall have the meaning set forth in
     Section 3.13(a).

          "Company Property" means any real property and improvements at any time owned, leased or operated by the Company or any of its Subsidiaries.

          "Company Subsidiaries" shall have the meaning set forth in Section
     3.02.

          "Covered Person" shall have the meaning set forth in Section 3.22.

          "Credit Facility" means a revolving credit facility in the amount of $30,000,000 to be entered into by the Company and Wells Fargo Foothill or another third party on terms and conditions no less favorable to the Company than had previously been negotiated with Wells Fargo Foothill.

          "Deal Expenses" means the fees and expenses of the investment banker referenced in Section 3.21, the Company's legal fees and expenses (including those related to completing the termination of warrants and options required by Section 6.01(d)), accounting fees and expenses (not including any fees or expenses payable to BDO Seidman), and other reasonable transaction-related fees and expenses relating to the transactions contemplated by this Agreement and incurred by the Company prior to Closing.

          "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien including, without limitation, Tax liens (other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) liens arising in the ordinary course of business and not incurred in the borrowing of money), charge, or encumbrance.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this definition, "Claims"), including, without limitation,
     (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery,



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

     compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, guideline, policy, code or rule of common law in effect and in each case as amended as of the date hereof and the Closing Date, and any judicial or administrative interpretation thereof applicable to the Company or its operations or property as of the date hereof and the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; and their state and local counterparts and equivalents.

          "ERISA" shall have the meaning set forth in Section 3.18(a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

          "Final Order" means action taken by the relevant regulatory authority relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby or thereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law, regulation or order have been satisfied.

          "Financial Statements" means the audited consolidated balance sheet of each of the Company and its consolidated Subsidiaries for each of the last three fiscal years ended December 31, 2002, 2001 and 2000 and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position, together with the related notes and schedules thereto, accompanied by the reports of accountants.

          "Fixed Asset List" shall have the meaning set forth in Section 3.15.

          "GAAP" means the generally accepted accounting principles applied in the United States.

          "Governmental Authority" means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or



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     judicial or arbitral body, including the SEC or the appropriate state public utilities commissions.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder.

          "Indebtedness" of any Person means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness,
     (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock,
     (h) all Indebtedness of any other Person of the type referred to in clauses
     (a) through (g) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable (other than indirectly as a result of a performance guarantee not entered into with respect to Indebtedness), and (i) all third party Indebtedness of the type referred to in clauses (a) through (h) above secured by any lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such third party Indebtedness.

          "Indemnified Persons" shall have the meaning set forth in Section 5.06(a).

          "Information Statement" shall have the meaning set forth in Section 5.02.



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

          "Initial Warrants" means the 68,084,517 Warrants to be issued to the Purchasers in accordance with Schedule 1 hereto at the Closing.

          "Interim Financial Statements" means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2003 and June 30, 2003 and related consolidated statements of income, retained earnings, stockholders' equity and changes in financial position together with the related notes and schedules thereto.

          "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

          "IRS" means the Internal Revenue Service of the United States.

          "Largest Customers" shall have the meaning set forth in Section
     3.12(b).

          "Largest Suppliers" shall have the meaning set forth in Section
     3.12(b).

          "Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          "Loss" shall have the meaning set forth in Section 7.02(a).

          "Majority Stockholders" means Questor Partners Fund II, L.P., a Delaware limited partnership, Questor Side-by-Side Partners II, L.P., a Delaware limited partnership, Questor Side-by-Side Partners II 3(c)(1), L.P., a Delaware limited partnership, Thayer Equity Investors III, L.P., a Delaware limited partnership, and TC Co-Investors, LLC, a Delaware limited liability company.

          "Material Adverse Effect" means any circumstance, change in or effect on the Company or its business that, individually or in the aggregate with all other circumstances, changes in or effects on the Company is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that the term "Material Adverse Effect" shall not include (a) any circumstance, change or effect that arises out of or is attributable to (i) general business or economic conditions affecting the United States economy generally, or (ii) general business or economic conditions relating to any industries in which the Company or any of its Subsidiaries participates, in each case which does not affect the Company or any of its Subsidiaries in a materially disproportionate manner relative to other Persons engaged in such industry (including but not limited to any changes in regulation of the telemarketing/telephone solicitation



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

     industry, such as "do not call lists" or otherwise, in any jurisdiction in which the Company operates), or (b) any circumstance, change or effect arising from or relating to any change in U.S. generally accepted accounting principles.

          "Material Contracts" shall have the meaning set forth in Section 3.12.

          "Merger Agreement" shall have the meaning set forth in Section 3.25.

          "Multiemployer Plan" shall have the meaning set forth in Section 3.18(c).

          "Notes" shall have the meaning set forth in the Recitals.

          "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          "Preferred Stock" means the preferred stock, $0.01 par value per share, of the Company.

          "Preferred Stock Amendment" shall have the meaning set forth in
     Section 5.08.

          "Purchase Price" shall have the meaning set forth in Section 2.01.

          "Purchasers" shall have the meaning set forth in the Preamble.

          "Purchasers' Expenses" shall have the meaning set forth in Section
     8.03.

          "Purchaser Indemnified Party" shall have the meaning set forth in
     Section 7.02(a).

          "Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit C to be entered into by the Purchasers and the Company as of the Closing Date.

          "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

          "Required Stockholder Approval" shall have the meaning set forth in
     Section 3.01(b).

          "SEC" means the Securities and Exchange Commission.

          "SEC Reports" shall have the meaning set forth in Section 3.09.

          "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.



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

          "Security Agreement" means the Guaranty and Security Agreement to be entered into by the Purchasers, the Company and a collateral agent reasonably acceptable to the Company and the Purchasers as soon as practical after the Closing Date.

          "Series D Preferred" means the Series D Preferred Stock, par value $.01 per share, of the Company.

          "Series E Preferred" means the Series E Preferred Stock, par value $.01 per share, of the Company.

          "Series F Preferred" means the Series F Preferred Stock, par value $.01 per share, of the Company.

          "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and
     (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Stockholders Agreement" means the Stockholders Agreement in the form attached hereto as Exhibit D to be entered into by the Purchasers, the Company, certain members of management of the Company and the Majority Stockholders as of the Closing Date.

          "Subordinated Debt" means the Amended and Restated Promissory Note, dated April 11, 2003, in the original principal amount of $808,600, payable to the order of Edward Blank, the Amended and Restated Promissory Note, dated April 11, 2003, in the original principal amount of $191,400, payable to the order of the Edward Blank 1995 Grantor Retained Trust, the Amended and Restated Promissory Note, dated April 11, 2003, in the original principal amount of $4,212,236, payable to the order of Thayer Equity Investors III, L.P., and the Amended and Restated Promissory Note, dated April 11, 2003, in the original principal amount of $9,194,844, payable to the order of Thayer Equity Investors III, L.P.

          "Subsequent Closing Date" shall have the meaning set forth in Section 2.02.

          "Subsequent Warrants" means the 459,577,415 Warrants to be issued to the Purchasers in accordance with Schedule 1 hereto on the Subsequent Closing Date.



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

          "Subsidiaries" means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.

          "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

          "Tax Returns" shall have the meaning set forth in Section 3.14.

          "Thayer" means Thayer Equity Investors III, L.P., a Delaware limited partnership, and TC Co-Investors, LLC, a Delaware limited liability company.

          "Thayer Condition" shall have the meaning set forth in Section
     6.01(c).

          "Third Party Claims" shall have the meaning set forth in Section 7.02(c).

          "Warrants" shall have the meaning set forth in the Recitals.

          "Written Consent" means the written consent in form and substance acceptable to the Purchasers evidencing the Required Stockholder Approvals.



                                   ARTICLE II

                         PURCHASE AND SALE OF INTERESTS

          SECTION 2.01 Sale and Issuance of Notes and Warrants. Subject to the terms and conditions of this Agreement, the Company hereby agrees to sell and issue to the Purchasers, and the Purchasers, severally but not jointly, hereby agree to purchase from the Company, the principal amount of Notes and the number of Warrants set forth opposite such Purchaser's name on Schedule 1 hereto in exchange for cash in the aggregate amount of $28,231,167 (the "Purchase Price").

          SECTION 2.02 Closing. Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Notes and the Initial Warrants contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, 10022, on the date hereof following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing), or at such other place or at such other time or such other date as the Purchasers and the

Company shall mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date"). The Subsequent Warrants shall be issued to the Purchasers in accordance with Schedule 1 hereto on the first Business Day after the expiration of the 20 calendar day waiting period required by Regulation 14C of the Exchange Act (the "Subsequent Closing Date").

          SECTION 2.03 Closing Deliveries by the Company. (a) At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser:

          (i) the Notes executed by the Company;

          (ii) the Initial Warrants executed by the Company;

          (iii) the Written Consent executed by the Majority Stockholders;

          (iv) the Ancillary Agreements executed by the Company; and

          (v) the certificates, opinions and other documents required to be delivered pursuant to Section 6.01 and any other certificates or documents reasonably requested by the Purchasers.

          (b) On the Subsequent Closing Date, the Company shall deliver, or cause to be delivered, to the Purchasers:

          (i) the Subsequent Warrants in accordance with Schedule 1 hereto; and

          (ii) evidence of the Preferred Stock Amendment and the conversion of the outstanding Series F Preferred.

          SECTION 2.04 Closing Deliveries by the Purchasers. At the Closing, the Purchasers shall deliver, or cause to be delivered, to the Company:

          (a) the Purchase Price by wire transfer in immediately available funds to an account designated in writing by the Company to the Purchasers prior to the Closing Date;

          (b) the Ancillary Agreements executed by the Purchasers; and

          (c) the certificates, opinions and other documents required to be delivered pursuant to Section 6.02 and any other certificates or documents reasonably requested by the Company.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          As an inducement to the Purchasers to enter into this Agreement, the Company hereby represents and warrants to the Purchasers as follows, except as set forth in the Company Disclosure Letter:

          SECTION 3.01 Organization, Authority and Qualification of the Company.
(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is qualified to do business in the jurisdictions listed in Section 3.01 of the Company Disclosure Letter. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. The Company is Solvent. The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its respective obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and its stockholders, as the case may be. This Agreement has been, and upon their execution and delivery, the Ancillary Agreements, the Notes and the Warrants shall have been, duly executed and delivered by the Company, and (assuming in the case of this Agreement and the Ancillary Agreements, due authorization, execution and delivery by the Purchasers) shall constitute, legal, valid and binding obligations of the Company, except as may be limited by any applicable bankruptcy, insolvency or other Laws affecting the rights of creditors generally.

          (b) This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been unanimously approved by the Board of Directors and the Board of Directors has recommended that the transactions contemplated by this Agreement and the Ancillary Agreements be approved by the Company's stockholders. Section 3.01(b) of the Company Disclosure Letter sets forth the stockholder approvals required to be obtained under applicable Law and the Company's Certificate of Incorporation (including any certificates of designation of classes or series of Preferred Stock) for (i) the issuance of the Warrants and the Common Stock issuable upon exercise thereof, (ii) the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 800,000,000 and to effect the Preferred Stock Amendment and (iii) stockholder approval of any other aspects of the transactions contemplated by this Agreement, which the Board of Directors of the Company may reasonably determine to be desirable or appropriate to submit to the stockholders of the Company for approval (collectively, the "Required Stockholder Approval"). The Written Consent executed simultaneously with the execution of this Agreement is the only action required to be taken by the Company's stockholders to obtain the Required Stockholder Approval.

          SECTION 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Letter sets forth the Subsidiaries of the Company (the "Company Subsidiaries"). Each of the Company Subsidiaries is wholly owned by the Company other than Advanced Telemarketing Corporation.

          SECTION 3.03 Debt and Capitalization. (a) Except for the Bank Debt, the Subordinated Debt and except as disclosed in Section 3.03 of the Company Disclosure Letter, the Company has no long-term debt. Section 3.03 of the Company Disclosure Letter sets forth the amounts outstanding under the Bank Debt and the Subordinated Debt as of the date hereof.

          (b) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of October 31, 2003, 52,171,168 shares of Common Stock were issued and outstanding (not including 475,600 shares that were held in the Company's treasury), and the following shares of Preferred Stock were issued and outstanding: (i) 29,778 shares of Series B Preferred Stock, which are not convertible into shares of Common Stock, (ii) 144,493 shares of Series D Preferred Stock, which are convertible into 7,224,669 shares of Common Stock,
(iii) 82,281 shares of Series E Preferred Stock, which are convertible into 3,464,457 shares of Common Stock, and (iv) 46,750 shares of Series F Preferred Stock, which are convertible into 69,055,189 shares of Common Stock. Assuming conversion of all shares of Preferred Stock (other than the Series B Preferred Stock) and the exercise of all outstanding options and warrants exercisable for Common Stock, 131,915,483 shares of Common Stock would be outstanding as of the date hereof. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, each of the record owners of all shares of Company Common Stock and Preferred Stock are set forth in Section 3.03(b) of the Company Disclosure Letter and each of the outstanding shares of capital stock of the Company and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, has been issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities Laws, or pursuant to valid exemptions therefrom, and has not been issued in violation of (nor are any of the authorized shares of capital stock of the Company subject to) any preemptive or similar rights created by Law, the Certificate of Incorporation or Bylaws of the Company, or any agreement to which the Company is a party or bound. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the outstanding shares of capital stock of the Company Subsidiaries are owned, of record and beneficially, by the Company or another Company Subsidiary, free and clear of all Encumbrances. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote are issued or outstanding.

          (c) Except as set forth in Section 3.03(c) of the Company Disclosure Letter, there are no outstanding options, warrants, subscriptions, calls, convertible securities, phantom equity, equity appreciation or similar rights, or other rights, agreements, arrangements or commitments (contingent or otherwise) (including, without limitation, any right of conversion or exchange under any outstanding security, instrument or other agreement or any preemptive right) obligating the Company or any of its Subsidiaries to deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or other securities, instruments or rights which are, directly or indirectly, convertible into or exercisable or exchangeable for any shares of its capital stock. All items listed in Section 3.03(c) of the Company Disclosure Letter will be cancelled, terminated or released as of the Closing such that no liability will continue to the Purchasers or the Company.

          (d) There are no outstanding contractual obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person, other than advances to the Company Subsidiaries in the normal course of business. Except as described in
Section 3.03(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for any material amount of capital stock (or equivalent equity interest) of any Person (other than Company Subsidiaries). There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its Subsidiaries. Except as described in
Section 3.03(d) in the Company Disclosure Letter (and as will be terminated as of the Closing), there are no shareholder agreements, voting trusts, proxies or other material agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

          SECTION 3.04 No Conflict. (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation and By-laws of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law or Governmental Order applicable to the Company, any of its Subsidiaries or any of the assets, properties or businesses of the Company or any of its Subsidiaries, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Common Stock or any of the assets of the Company or its Subsidiaries pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of the shares of Common Stock or any of the assets of the Company or any of its Subsidiaries is bound or affected, other than such conflicts or violations described in clauses (i) through (iii) above as would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.05 Consents and Approvals. Other than as set forth in
Section 3.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not and will not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other Person.

          SECTION 3.06 Compliance with Laws. (a) The Company has conducted and continues to conduct its business, in all material respects, in accordance with all Laws and Governmental Orders applicable to the Company or its properties or business, and the Company is not in violation in any material respect of any Law or Governmental Order.

          (b) No Governmental Order has or, to the knowledge of the Company, could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

          SECTION 3.07 Financial Information; Books and Records. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and its consolidated Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition and results of the consolidated operations and cash flows and changes in stockholders' equity of the Company and its consolidated Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with past practice (except as may be described in the notes thereto and, in the case of the Interim Financial Statements, subject to normal year-end adjustments), (iv) in the case of the Financial Statements, include all adjustments that are necessary for a fair presentation of consolidated financial condition and results of the operations as of the dates thereof or for the periods covered thereby and (v) comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP, applicable legal and regulatory requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          SECTION 3.08 Litigation. Except as set forth in Section 3.08 of the Company Disclosure Letter or SEC Reports, there are no material Actions by or against the Company or any of its Subsidiaries, relating to the Company or any of its Subsidiaries or affecting any of the assets or rights of the Company or any of its Subsidiaries pending before any Governmental Authority (or, to the knowledge of the Company, after reasonable inquiry, threatened to be brought by or before any Governmental Authority) and neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is subject to any material Governmental Order (nor, to the knowledge of the Company, after reasonable inquiry, are there any such material Governmental Orders threatened to be imposed by any Governmental Authority).

          SECTION 3.09 SEC Reports. The filings required to be made by the Company under the Securities Act and the Exchange Act (the "SEC Reports") have been filed in a timely manner with the SEC, including all forms, statements, reports, written agreements and all documents, exhibits, amendments and supplements appertaining thereto, and the Company has complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any form, report or other document with the SEC. The SEC has not initiated any proceeding or, to the Company's knowledge, investigation into the business or operations of the Company or any of its Subsidiaries. The Company has timely filed all certifications and statements required by (a) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (b) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to the SEC Reports filed after July 30, 2002. Within 90 days preceding the date of each applicable SEC Report, the Company has conducted an evaluation under the supervision and with the participation of its management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of its disclosure controls and procedures, and has concluded that its disclosure controls and procedures are effective to ensure that information required to be disclosed in the SEC Reports is recorded, processed, summarized and reported, within the periods specified in, and in accordance with the requirements of, the SEC's rules, regulations and forms. Based on such evaluations, (i) there were no significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or material weaknesses in internal controls and (ii) there was no fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company's internal controls. As used in this Section 3.09, the term "file" shall be broadly construed to include any document or information "filed" or "furnished" to the SEC.

          SECTION 3.10 Valid Issuance of the Notes, Warrants and Warrant Shares. At the Closing, the Notes will be duly authorized by the Company and, when executed and delivered by the Company, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency or other Laws affecting the rights of creditors generally. The Warrants, when issued in compliance with the provisions of this Agreement, will be duly authorized and executed by the Company and will be valid and binding obligations of the Company enforceable in accordance with their terms. The shares of Common Stock issuable upon exercise of the Warrants will, upon necessary amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, be duly authorized and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer that result from applicable state and federal securities Laws.

          SECTION 3.11 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as disclosed in the SEC Reports or as set forth in Section 3.11(a) of the Company Disclosure Letter and except for the transactions contemplated hereby, since December 31, 2002, the Company and its Subsidiaries, taken as a whole, have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its Subsidiaries that has had or is reasonably likely to have a Material Adverse Effect; (ii) any material change by the Company or any of its Subsidiaries in their accounting methods, principles or practices (except as may be required by applicable Law or GAAP); (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of their securities, except with respect to the Preferred Stock; (iv) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries; (v) any acquisition, divestiture, or investment in the equity or debt securities of any Person (including in any joint venture or similar arrangement) material to the Company and its Subsidiaries, taken as a whole; (vi) any entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice; (vii) except for periodic adjustments in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business consistent with past practice with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (viii) any material election made by the Company or any of its Subsidiaries for federal or state income Tax purposes, (ix) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, (x) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or
(xi) the occurrence of any event or the existence of any fact or circumstance which could reasonably be expected to have a Material Adverse Effect.

          (b) As of the date hereof, except as and to the extent set forth in
Section 3.11(b) of the Company Disclosure Letter, in the Financial Statements or in the SEC Reports, neither the Company nor any of its Subsidiaries has any material Liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than Liabilities or obligations related to the transactions contemplated by this Agreement.

          SECTION 3.12 Material Contracts. (a) Section 3.12(a) of the Company Disclosure Letter sets forth (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) any material joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; (iv) any material employment, consulting, severance or termination agreement with any director, officer, employee, agent or consultant of the Company or any of its Subsidiaries; (v) any material severance programs, policies, plans or arrangements to which the Company or any of its Subsidiaries is obligated (except for any of such items that may be imposed by applicable
Law);

or (vi) any agreements, licenses or other arrangements that could, after the Closing, restrict the Purchasers, or any of their Affiliates, from engaging in or competing with any line of business or in any geographic area to which or by which either the Company or any of its Subsidiaries is a party or bound (collectively, the "Material Contracts"). All Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms and upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Material Contract. Neither the Company nor any of its Subsidiaries has received any notice of termination, cancellation, breach or default under any Material Contract, and, to the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.

          (b) Section 3.12(b) of the Company Disclosure Letter lists the ten largest customers by approximate annual revenue to the Company and its Subsidiaries (the "Largest Customers") and the 25 largest suppliers (including lessors) by approximate annual payments of the Company and its Subsidiaries (the "Largest Suppliers"), with the amount of revenues or payments, as applicable, attributable to each such customer and supplier for the Company's 2002 fiscal year and the first three months of its 2003 fiscal year. Except as described in
Section 3.12(b) of the Company Disclosure Letter, none of the Largest Customers or Largest Suppliers has terminated or materially altered its relationship with the Company since the beginning of the Company's 2003 fiscal year, or, to the Company's knowledge, threatened to do so or otherwise notified the Company of any intention to do so, except for any such terminations or alterations as would not have a Material Adverse Effect.

          SECTION 3.13 Intellectual Property. (a) The Company and its Subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have, a Material Adverse Effect: (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to the Company or any of its Subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by the Company and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole; and (ii) each agreement relating to technology, know-how or processes that the Company or its Subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole (collectively, the "Company Intellectual Property"). No consent of third parties will be required for the use of the Company Intellectual Property after the Closing, except as set forth in Section 3.13(a) of the Company Disclosure Letter or where the failure to obtain such consent would not have a Material Adverse Effect. No claim has been asserted by any person against the Company or any of its Subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its Subsidiaries with respect to any of the Company Intellectual Property which would have a Material Adverse Effect. Section 3.13(a) of the Company

Disclosure Letter contains a list of all software developed by employees of the Company in the scope of their employment.

          (b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, to the Company's knowledge, no person or entity has asserted any claim that any product, activity or operation of the Company or any of its Subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had or would not have a Material Adverse Effect; and no proceedings have been instituted, are pending or, to the Company's knowledge, are threatened which challenge the rights of the Company or any of its Subsidiaries with respect thereto, which would have a Material Adverse Effect.

          SECTION 3.14 Taxes. Except for such matters as would not have a Material Adverse Effect, (i) all returns and reports relating to Taxes ("Tax Returns") required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed; (ii) the Company and each of its Subsidiaries has paid all Taxes that are due from or with respect to it; (iii) the Company and each of its Subsidiaries has withheld and paid all Taxes required by all applicable Laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (iv) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period; (v) no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is being conducted or is pending or, to the Company's knowledge, threatened in regard to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries; (vi) no claim has been made by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdiction; (vii) no assessment of any deficiency for Taxes is proposed against the Company or any of its Subsidiaries or any of their assets; (viii) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries; (ix) neither the Company nor any of its Subsidiaries has any obligation or liability for the payment of Taxes of any other person arising as a result of Treas. Reg. ss.1.1502-6 (or any corresponding provision of state, local or foreign income tax Laws) any obligation to indemnify another person or as a result of the Company or any of its Subsidiaries assuming or succeeding to the Tax liability of any other person as a successor, transferee or otherwise; (x) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements referred to in
Section 3.07; (xi) none of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable; (xii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; (xiii) neither the Company nor any of its Subsidiaries is a party to any contract that will result in a requirement to pay any "excess parachute payment" within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (xiv) neither the Company nor any of its Subsidiaries is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect;
(xv) neither the Company nor any of its Subsidiaries has filed a consent under
Section 341(f) of the Code concerning collapsible corporations; and (xvi) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in
Section 897(c)(1)(A)(ii) of the Code. No cancellation of indebtedness income will be incurred as a result of the transactions contemplated by this Agreement and the Ancillary Agreements in excess of the net operating losses available to the Company to shelter fully such cancellation of indebtedness income.

          SECTION 3.15 Properties; Encumbrances. Except as set forth in Section
3.15 of the Company Disclosure Letter, each of the Company and its Subsidiaries has good, valid and legal title to or, in the case of leased properties and assets, a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Company's balance sheet as of September 30, 2003, which has been previously provided to the Purchasers (the "Company Balance Sheet"), except for personal property sold since the date of the Company Balance Sheet (the "Balance Sheet Date") in the ordinary course of business consistent with past practices, and except where the failure to have such title or interest would not have a Material Adverse Effect. Section 3.15 of the Company Disclosure Letter includes a fixed tangible and intangible asset list as of September 1, 2003 for the Company and each subsidiary (the "Fixed Asset List"). All properties and assets reflected in the Company Balance Sheet and the Fixed Asset List are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due, and except as would not have a Material Adverse Effect. To the Company's knowledge, all material tangible properties of the Company are in a good state of maintenance and repair (ordinary wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company in all material respects.

          SECTION 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth a list of all material policies of insurance of the Company and its Subsidiaries currently in effect, which list is accurate and complete in all material respects. All of the policies relating to insurance maintained by the Company or any of its Subsidiaries with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor) are in full force and effect and neither the Company nor any of its Subsidiaries has received any notice of cancellation with respect thereto.

          SECTION 3.17 Environmental Matters. (i) To the Company's knowledge, there is no Release or threatened Release of any Hazardous Materials existing on, beneath or from the surface, subsurface or ground water associated with Company Property currently occurring, nor has any Release occurred at any time in the past, which would require investigation, reporting, response, remediation or other corrective action under any Environmental Law; (ii) to the Company's knowledge, the Company Property, and all uses and conditions of the Company Property and all operations of the Company, have been and are in compliance, in all material aspects, with all Environmental Laws; (iii) the Company has not received any notice of violation of Environmental Laws or other similar communication; (iv) to the Company's knowledge, there are no facts or circumstances relating to the Company Property or the business of the Company that would give rise to any material violation or liability under any Environmental Law; (v) to the Company's knowledge, the Company Property and the operations of the Company comply, in all material respects, with all terms and conditions of any permits issued under Environmental Laws; and (vi) no Environmental Claims against the Company or any of its Subsidiaries or any Company Property are pending or, to the Company's knowledge, threatened.

          SECTION 3.18 Employee Benefit Plans; Labor Matters. (a) Set forth in
Section 3.18(a) of the Company Disclosure Letter is a complete and correct list of all employee benefit plans, arrangements or agreements, including, but not limited to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all plans or policies providing for "fringe benefits," all other bonus, incentive compensation, deferred compensation, profit sharing, severance, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding, and any trust, escrow or other agreement related thereto, which provides benefits, or describes policies or procedures applicable, to any officer, employee, director, consultant, former officer or former director of the Company, any of its Subsidiaries, or any other ERISA Affiliate, or any dependent or beneficiary thereof (each, a "Company Employee Plan," and collectively, the "Company Employee Plans"). The term "Company ERISA Affiliate" means any corporation, trade or business which together with the Company would be deemed to be a single employer under the provisions of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth in the Company Disclosure Letter or as otherwise contemplated pursuant to this Agreement, neither the Company nor any of its Subsidiaries has communicated to any employee of the Company or any of its Subsidiaries any intention or commitment to materially modify any Company Employee Plan or to establish or implement any other material benefit plan, program or arrangement.

          (b) With respect to each Company Employee Plan, the Company has made available to the Purchasers true, correct and complete copies of (i) the plan documents and summary plan descriptions and any amendments or modifications thereto other than for any plans that are Multiemployer Plans (defined below);
(ii) the most recent determination letter, if applicable, received from the Internal Revenue Service (the "IRS") or a copy of or proof of filing of any pending applications with the IRS; (iii) the annual reports required to be filed for the plan years ended December 31, 2000 and December 31, 2001, including all attachments, exhibits and schedules thereto; (iv) the two most recent actuarial reports, if applicable; (v) all related trust agreements, insurance contracts or other funding agreements; and (vi) all other documents, records or other materials related thereto reasonably requested by the Purchasers.

          (c) Except as set forth in the Company Disclosure Letter, (i) each of the Company Employee Plans has been operated and administered in all material respects in compliance with applicable Law, including but not limited to ERISA and the Code; (ii) each of the Company Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to such effect and the Company knows of no event that would cause the disqualification of any such Employee Plan; (iii) with respect to each Company Employee Plan that is subject to Title IV of ERISA, the present value of such Company Employee Plan's "accumulated benefit obligation," based on reasonable actuarial assumptions set forth in the actuarial statement for the Company Employee Plan, did not, as of its then latest valuation date, exceed the fair value of the assets of such Employee Plan allocable to such obligation in an amount that would have a Material Adverse Effect; (iv) no Company Employee Plan provides welfare benefits (whether or not insured) with respect to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law;
(v) no liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by the Company or a Company ERISA Affiliate that has not been satisfied in full; (vi) no Company Employee Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA ("Multiemployer Plan"), or a plan described in Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or any Company ERISA Affiliate as of the Closing Date with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code; (viii) to the knowledge of the Company, neither the Company, any subsidiary, nor any other Company ERISA Affiliate has engaged in a transaction in connection with which the Company or any of its Subsidiaries or any other Company ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; (ix) there are no pending, anticipated or, to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trusts related thereto or against any employee benefit plan formerly maintained by the Company or any of its Subsidiaries; (x) the Company Employee Plans could be terminated as of the Closing Date without any liability to the Purchasers, the Company or any of its Subsidiaries or any other ERISA Affiliate that, individually or in the aggregate, would have a Material Adverse Effect; (xi) each agreement, contract or other commitment, obligation or arrangement relating to a Company Employee Plan or the assets of a Company Employee Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time without any liability, cost, or expense, individually or in the aggregate, to the Company Employee Plan, the Company, or any of its Subsidiaries that would have a Material Adverse Effect; (xii) neither the Company, any of its Subsidiaries, nor any other Company ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA; (xiii) no lien has been filed by any person or entity and no lien exists by operation of law or otherwise on the assets of the Company or any of its Subsidiaries relating to, or as a result of, the operation or maintenance of any Company Employee Plan, and the Company has no knowledge of the existence of facts or circumstances that would result in the imposition of such lien; (xiv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any material payment becoming due to any director or any employee of the Company or any of its Subsidiaries; (2) materially increase any benefits otherwise payable under any Company Employee Plan; (3) result in any acceleration of the time of payment or vesting of any benefits under any Company Employee Plan to any material extent; or (4) result, separately or in the aggregate, in an "excess parachute payment" within the meaning of Section 280G of the Code; and (xv) no amounts payable under any Company Employee Plan or other agreement or arrangement will fail to be deductible for United States federal income tax purposes by virtue of Section 162(m) of the Code.

          (d) To the knowledge of the Company, except as set forth in Section 3.18(d) of the Company Disclosure Letter, each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment, employment practices and wages and hours and with all provisions of each collective bargaining agreement to which it is a party. Except as set forth in
Section 3.18(d) of the Company Disclosure Letter, there is no pending or, to the Company's knowledge, threatened (i) labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may materially interfere with the respective business activities of the Company or any of its Subsidiaries prior to or after the Closing or (ii) charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency.

          (e) Since December 31, 2001, except as set forth in Section 3.18(e) of the Company Disclosure Letter, there have not been any claims brought for violations of any law, rule, code, regulation or requirement of the Occupational Safety and Health Administration nor, to the Company's knowledge, have there been any violations of these laws, rules, codes, regulations or requirements.

          SECTION 3.19 Labor. No work stoppage involving the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are represented by any labor union, and, to the knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

          SECTION 3.20 Investment Company. The Company is not, and immediately after receipt of payment for the Notes and Warrants will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

          SECTION 3.21 Brokers. No placement agent, broker, finder or investment banker (other than SunTrust Robinson Humphrey Capital Markets, Inc.) is entitled to any placement, brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company.

          SECTION 3.22 Indemnification. Except as disclosed in Section 3.22 of the Company Disclosure Letter or in this Agreement, the Company is not a party to any indemnification agreement with any of its directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and there are no claims which have been or, to the knowledge of the Company, will be asserted for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation or Bylaws of the Company, applicable Law, regulation or any indemnification agreement. All indemnification or similar agreements between the Company and the directors and officers of the Company are substantially similar and are identified in Section 3.22 of the Company Disclosure Letter.

          SECTION 3.23 Registration Rights. Except as disclosed in Section 3.23 of the Company Disclosure Letter and except for the Registration Rights Agreement, the Company is not under any obligation that will continue after the Closing, whether contingent or otherwise, to register any of its securities under the Securities Act.

          SECTION 3.24 Affiliate Agreements. Schedule 3.24 of the Company Disclosure Letter sets forth all contracts, agreements, understandings or obligations (oral or written) between the Company and its Affiliates (including the Majority Stockholders but excluding the Company Subsidiaries) (the "Affiliate Agreements") as of the date hereof.

          SECTION 3.25 Existing Merger Agreement. The Company has the right to and has terminated the Agreement and Plan of Merger, dated as of July 11, 2003, by and among Allserve Systems plc, Allserve Systems, Inc. and the Company (the "Merger Agreement"). Other than payment of the Break-Up Fee (as defined in the Merger Agreement), to the extent payable, in the amount of $1,137,500, the Company has no material Liabilities arising from the Merger Agreement or the Company's termination thereof, although such Liabilities may be alleged or asserted.

          SECTION 3.26 Fairness Opinion. The Company has received, and has provided the Purchasers with a copy of, the opinion of SunTrust Robinson Humphrey Capital Markets, Inc., to the effect that, as of the date of this Agreement, the transactions contemplated by this Agreement and the Ancillary Agreements are fair, from a financial point of view, to the Company's stockholders.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

          As an inducement to the Company to enter into this Agreement, the Purchasers severally but not jointly, hereby represent and warrant to the Company as follows:

          SECTION 4.01 Organization and Authority of Each of the Purchasers. Each of the Purchasers is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereunder. The execution and delivery by each of the Purchasers of this Agreement and the Ancillary Agreements, the performance by each of the Purchasers of its obligations hereunder and thereunder and the consummation by each of the Purchasers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Purchasers. This Agreement has been, and upon their execution and delivery the Ancillary Agreements shall be, duly executed and delivered by each of the Purchasers, and (assuming due authorization, execution and delivery by the Company) this Agreement and the Ancillary

Agreements shall constitute legal, valid and binding obligations of the Purchasers, enforceable against the Purchasers in accordance with their terms.

          SECTION 4.02 No Conflict. The execution, delivery and performance by each of the Purchasers of this Agreement and the Ancillary Agreements do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of such Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to such Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party, which would adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or by the Ancillary Agreements, except in the case of any of the foregoing that would not be reasonably expected to have a material adverse effect.

          SECTION 4.03 Restricted Securities. Neither the offer nor the sale of the Notes and the Warrants purchased hereunder will be registered under the Securities Act, or any state securities Laws. Each of the Purchasers understands that the offering and sale of the Notes and the Warrants is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of the Purchasers contained in this Agreement.

          SECTION 4.04 Accredited Investor. Each of the Purchasers is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

          SECTION 4.05 Purchase Entirely For Own Account. Each of the Purchasers is acquiring the Notes and the Warrants to be acquired hereunder (and will acquire the Common Stock upon exercise of the Warrants) for its own account, for investment and not with a view to the public resale or distribution thereof, in violation of any securities Law. None of the Purchasers has any contract, agreement, understanding or arrangement with any Person to sell, grant or transfer any portion of the Notes or the Warrants.

          SECTION 4.06 Investment Company. Neither of the Purchasers is an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

          SECTION 5.01 Access to Information. At the time of Closing and at any time thereafter if the Purchasers (a) do not have a director designated to serve on the Board of Directors of the Company actually serving on such Board of Directors and (b) continue to hold at least 25% of the Warrants (or Common Stock received upon exercise of the Warrants) initially purchased hereunder, upon reasonable prior notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel to grant the Purchasers reasonable access during normal business hours to the offices, properties, books, records and personnel of the Company and such additional information concerning the business and properties of the Company as the Purchasers and their representatives may reasonably request.

          SECTION 5.02 Information Statement(a). (a) As promptly as reasonably practical, but in no event later than 10 Business Days after Closing, the Company shall prepare and file with the SEC an information statement (as such information statement may be amended, the "Information Statement") to be sent to the Company's stockholders in accordance with Regulation 14C of the Exchange Act. Prior to filing the Information Statement with the SEC, the Company shall give the Purchasers the opportunity to timely review and comment upon the Information Statement. The Company will promptly advise, and provide copies to, the Purchasers of any request by the SEC for additional information, amendment of the Information Statement or comments thereon and all responses by the Company thereon.

          (b) The Company represents that the information supplied by the Company for inclusion in the Information Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Information Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

          (c) Each of the Purchasers, severally but not jointly, represents that the information supplied in writing by such Purchaser for inclusion in the Information Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.03 Further Action. (a) Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. The Company shall use its commercially reasonable efforts to obtain the third party consents set forth in Section 3.05 of the Company Disclosure Letter as soon as practical after the Closing. The Company shall cooperate with the Purchasers and use its commercially reasonable efforts to enter into the Credit Facility as soon as practical after the Closing. No later than the first Business Day after the date hereof, the Company shall pay the Commitment Fee to Wells Fargo Foothill pursuant to Section 2.05(a). The Company shall use its commercially reasonable efforts to enter into the Security Agreement on terms and conditions reasonably acceptable to the Company and the Purchasers as soon as practical after the Closing.

          (b) Each party hereto shall cooperate and use its commercially reasonable efforts to (i) promptly prepare and file with the appropriate Governmental Authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the transactions contemplated by this Agreement and the Ancillary Agreements (except for necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable solely with respect to the exercise of the Warrants which shall be promptly prepared and filed upon the request of the Purchasers), (ii) comply, at the earliest practicable date following the date of receipt by the Purchasers or the Company, with any request for information or documents from a Governmental Authority related to, and appropriate in the light of, matters within the jurisdiction of such Governmental Authority, provided that (x) the parties shall use their commercially reasonable efforts to keep any such information confidential to the extent required by the party providing the information and
(y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential, (iii) take all actions necessary or advisable to obtain no later than the Termination Date all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (except for all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable solely with respect to the exercise of the Warrants for which each party shall take all actions necessary or advisable to obtain upon the request of the Purchasers) and
(iv) oppose vigorously any litigation that would impede or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, promptly appealing any adverse court order.

          SECTION 5.04 Corporate Actions. So long as any Warrants are outstanding, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of Common Stock to permit the full exercise of the Warrants issued in connection with this Agreement.

          SECTION 5.05 Affiliate Agreements. The Company shall use its commercially reasonable efforts to terminate each of the Affiliate Agreements as of the Closing or as soon as practical thereafter.

          SECTION 5.06 Directors' and Officers' Insurance. (a) The Purchasers and the Company shall cause the provisions of the Certificate of Incorporation of the Company with respect to indemnification currently set forth in the Seventh Article of the Certificate of Incorporation and the provisions of the Bylaws of the Company with respect to indemnification currently set forth in
Article VIII of the Bylaws not to be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company (the "Indemnified Persons"), unless such modification shall be required by Law.

          (b) At or prior to the Closing, the Company will purchase a single-premium six-year policy of directors' and officers' liability insurance covering current and former officers and directors of the Company and its Subsidiaries in the same amounts and on terms and conditions, including limits, as favorable to such officers and directors as the policies in effect as of the date hereof (provided that the Purchasers may substitute for the policies carried by the

Company policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries thereof) with respect to matters or events occurring prior to the Closing.

          (c) In the event the Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 5.06.

          (d) The provisions of this Section 5.06 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons, their heirs and their representatives.

          (e) Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.06 is supplemental and not prior to or in substitution for any such claims under such policies.

          SECTION 5.07 Use of Proceeds. The Company shall use the proceeds from the sale and issuance of the Notes and Warrants in accordance with, and in the order of, Schedule 2 hereto. If it is ultimately determined that all or any portion of the Break-Up Fee (as defined in the Merger Agreement) is not owed and the Break-Up Fee or any portion thereof is not paid to Allserve Systems plc or any of its Affiliates pursuant to the Merger Agreement, the amount of the Break-Up Fee included on Schedule 2 hereto (less (i) any expenses of the Company or the Purchasers incurred in connection with the termination of the Merger Agreement and opposing the Break-Up Fee, (ii) any payments by the Company to Allserve Systems plc or any of its Affiliates and (iii) less any obligations owed to the Company by Allserve Systems plc or any of its Affiliates) shall be distributed reasonably promptly to the holders of the Subordinated Debt pro rata on the same basis that such holders were initially paid pursuant to Schedule 2 hereto.

          SECTION 5.08 Preferred Stock Amendment. Prior to the Subsequent Closing Date, the Company shall cause the Certificate of Incorporation and the Certificate of Designation of the Series F Preferred to be amended (the "Preferred Stock Amendment") to adjust the conversion rate such that, following such amendment, the 23,375 shares of Series F Preferred outstanding immediately after the Closing shall be convertible into 46,910,503 shares of Common Stock on the Subsequent Closing Date.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          SECTION 6.01 Conditions to Obligations of the Purchasers. The Purchasers' obligation to purchase and to pay for the Notes and the Warrants on the Closing Date shall be subject to the satisfaction or waiver of each of the following conditions precedent on or prior to the Closing Date:

          (a) Ancillary Agreements. The Company shall have executed and delivered to the Purchasers each of the Ancillary Agreements to which it is a party;

          (b) Issuance of the Notes and the Warrants. All actions required by any applicable Law or necessary in the reasonable opinion of the Purchasers to issue the Notes and the Warrants (other than furnishing the Information Statement to the Company's stockholders pursuant to Regulation 14C of the Exchange Act and amending the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock) shall have been duly taken (or provisions therefor shall have been made), including, without limitation, the making of all registrations and filings, and all necessary consents shall have been received;

          (c) Conversion of Preferred Stock. Contemporaneously with the Closing, Thayer shall deliver all of its shares of Series D Preferred and Series E Preferred and 2,572,364 shares of Common Stock to the Company for cancellation (the "Thayer Condition"). Contemporaneously with the Closing, all other holders of the Series E Preferred shall convert such shares into Common Stock in accordance with their respective terms. Contemporaneously with the Closing, 23,375 shares of Series F Preferred, representing 50% of the outstanding shares of Series F Preferred as of the Closing, shall be converted into Common Stock in accordance with their respective terms. On the Subsequent Closing Date, the remaining 23,375 outstanding shares of Series F Preferred shall be converted subject to the completion and effectiveness of the Thayer Condition and the Preferred Stock Amendment.

          (d) Termination of Warrants and Options. All items listed in Section 3.03(c) of the Company Disclosure Letter will be cancelled, terminated or released by the Closing such that no liability will continue to the Purchasers or the Company.

          (e) Existing Debt. Simultaneously with the Closing, the Company shall have obtained releases of the Bank Debt and the Subordinated Debt as of the Closing on substantially the same terms and conditions as have been previously negotiated in connection with the Merger Agreement and otherwise in form and substance satisfactory to the Purchasers and in exchange for the amounts set forth on Schedule 2;

          (f) Board Composition. All of the current Directors of the Company (other than the Chief Executive Officer) hereto shall have delivered their written resignations effective as of the Closing and the individuals set forth on Schedule 3 hereto, including six individuals named by the Purchasers and reasonably acceptable to the Company and comprising a majority of the Board, shall have been appointed to the Board of Directors of the Company effective as of the Closing; and

          (g) Opinion of Counsel. The Purchasers shall have received from Hughes & Luce LLP, counsel for the Company, a legal opinion dated as of the Closing Date in form and substance mutually agreed upon by the Company and the Purchasers.

          SECTION 6.02 Conditions to Obligations of the Company. The obligation of the Company to sell the Notes and the Warrants on the Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date:

          (a) Ancillary Agreements. The Purchasers shall have executed and delivered to the Company each of the Ancillary Agreements to which any of them is a party; and

          (b) Purchase Price. The Purchasers shall have paid the Purchase Price in immediately available funds.



                                  ARTICLE VII

                                 INDEMNIFICATION

          SECTION 7.01 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date, other than the representations and warranties set forth in Sections 3.01, 3.03 and 3.10, which shall survive indefinitely. The liability of the Company with respect to the Company's representations and warranties shall not be reduced by any investigation made at any time by or on behalf of the Purchasers.

          SECTION 7.02 Indemnification by the Company. (a) To the greatest extent permitted by applicable Law, the Company shall indemnify and hold harmless the Purchasers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") from and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from: (i) the breach of any representation or warranty of the Company contained herein, or in any agreement, certificate or instrument delivered pursuant hereto set forth therein) and (ii) the breach of any agreement or covenant of the Company contained herein.

          (b) Notwithstanding the provisions of Section 7.02(a), (i) the Company shall not be liable for any Loss unless the aggregate amount of Losses exceeds $100,000 and then only to the extent of such excess and (ii) the maximum liability of the Company under this Section 7.02 shall not exceed the Purchase Price; provided, however, that the limitations in this Section 7.02(b) shall not apply to breaches by the Company of its representations and warranties contained in Sections 3.01, 3.03 and 3.10 or a breach of the covenants in Section 5.04.

          (c) A Purchaser Indemnified Party shall give the Company prompt written notice of any matter that a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Company under this Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Company prompt written notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Company from any of its obligations under this Article VII except to the extent that the Company is materially prejudiced by such failure and shall not relieve the Company from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article VII. If the Company acknowledges in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim subject to the limitations of Section 7.02(b), then the Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party, on the one hand, and the Company, on the other hand, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in addition to any requisite local counsel for which the Purchaser Indemnified Party reasonably determines counsel is required at the expense of the Company. In the event that the Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Company in such defense and make available to the Company, at the expense of the Company, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by the Company. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Company shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the expense of the Company, all such witnesses, records, materials and information in the Company's possession or under the Company's control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Company without the prior written consent of the Purchaser Indemnified Party, except if such settlement constitutes a full and unconditional release of the Purchaser Indemnified Party.



                                  ARTICLE VIII

                                  MISCELLANEOUS

          SECTION 8.01 Amendment; Waiver. This Agreement may not be amended, supplemented, modified or restated except by an instrument in writing signed by, or on behalf of, the parties hereto or by a waiver in accordance with this
Section 8.01. The Company for its own behalf and the Purchasers for their own behalf, respectively, may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 8.02 Confidentiality. The Purchasers and the Company covenant and agree that they will not, and they will cause their principals, Affiliates, officers and other personnel and authorized representatives not to, use information concerning another party's business, properties and personnel received in the course of negotiating this Agreement and investigation in connection with this transaction and will hold such information (and will cause the aforesaid persons to hold such information) in confidence until such information otherwise becomes publicly available or as may be required by applicable law. Notwithstanding anything in this Section 8.02 or otherwise set forth in this Agreement, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transaction contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that are provided to such parties (or their representatives) relating to such Tax treatment and Tax structure.

          SECTION 8.03 Expenses. Except as otherwise specified in this Agreement, as soon as reasonably practicable after receipt of written request from the Purchasers but in no event later than 90 days after the date hereof, the Company shall pay to the Purchasers all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable documented fees and expenses of counsel) incurred by the Purchasers and their Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, with respect to costs and expenses in connection with due diligence related to the transactions contemplated hereby and thereby, the negotiation, execution and delivery of this Agreement, the Ancillary Agreements, the Notes and the Warrants and the consummation of the transactions contemplated hereby and thereby (the "Purchasers' Expenses").

          SECTION 8.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy, facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

                           if to the Company:

                  (a)      Aegis Communications Group, Inc.
                           7880 Bent Branch Drive
                           Suite 150
                           Irving, Texas  75063
                           Facsimile:  (678) 433-6502
                           Attention:  Herman M. Schwarz

                           with a copy to:

                           Hughes & Luce, LLP
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas  75201
                           Attn:  David G. Luther
                           Facsimile:  (214) 939-5849

                  (b)      if to the Purchasers:

                           DB Advisors LLC
                           280 Park Avenue
                           New York, New York  10017
                           Facsimile:  Counsel
                           Attention:  (212) 797-4562

                           Essar Global Limited
                           c/o Essar Group
                           145 East 48th Street (PH)
                           New York, New York 10017
                           Facsimile: (212) 758-5860
                           Attention:  Madhu Vuppuluri

                           with a copy to:

                           Shearman & Sterling LLP
                           599 Lexington Avenue
                           New York, New York  10022-6069
                           Facsimile:  (212) 848-7179
                           Attention:  Stephen M. Besen, Esq.

          SECTION 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

          SECTION 8.06 Assignment. This Agreement may not be assigned by the Company, by operation of law or otherwise, without the express written consent of the Purchasers (which consent may be granted or withheld in the sole discretion of the Purchasers). The Purchasers may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates without the consent of the Company or to a third party with the consent of the Company, which consent shall not be unreasonably withheld.

          SECTION 8.07 Third Party Beneficiaries and Transfers. Except for the provisions of Section 5.06 and Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 8.08 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

          SECTION 8.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          SECTION 8.10 Entire Agreement. This Agreement, the Notes, the Warrants and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Purchasers with respect to the subject matter hereof and thereof.

          SECTION 8.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          SECTION 8.13 Public Announcements. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies and the requirements of the Exchange Act), no party shall make any announcement regarding the entering into of this Agreement or the Closing to the financial community, governmental entities, employees, customers or the general public without the prior consent of the other party, which shall not be unreasonably withheld, and the parties shall cooperate with each other as to the timing and contents of any such announcement.

                  [Remainder of page left blank intentionally]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.


                                  AEGIS COMMUNICATIONS GROUP, INC.


                                  By: /s/ Herman M. Schwarz
                                      -----------------------------
                                      Name:  Herman M. Schwarz
                                      Title: President and CEO



                                  DEUTSCHE BANK AG LONDON
                                  BY DB ADVISORS, LLC AS INVESTMENT
                                  ADVISOR.


                                  By: /s/ Glen MacMullin
                                      -------------------------------
                                      Name:  Glen MacMullin
                                      Title: Director


                                  By: /s/ Paul Bigler
                                      -------------------------------
                                      Name:  Paul Bigler
                                      Title: Managing Director


                                  ESSAR GLOBAL LIMITED

                                  By: /s/ Madhu S. Vuppuluri
                                      -------------------------------
                                      Name:  Madhu S. Vuppuluri
                                      Title: Executive Director

                                   Schedule 1

                      Principal        Initial      Subsequent     Purchase
                    Amount of Note     Warrants      Warrants        Price
                    --------------     --------     ----------     ----------
Deutsche Bank AG     $14,087,352      33,974,174    229,329,130    $14,087,352
London by
DB Advisors, LLC
as Investment
Advisor


Essar Global         $14,143,815      34,110,343    230,248,285    $14,143,815
Limited

                                   Schedule 2

                                 Use of Proceeds

Payment to retire Senior Debt                        $ 12,463,795.25

Retirement of Subordinated Debt:

         Thayer                                      $  7,563,262.76 (93%)

         Edward Blank                                $    453,056.36 (6%)

         The Edward Blank 1995 Grantor Retained      $    107,240.90 (1%)
         Annuity Trust

Break-up fee                                         $  1,137,500

Deal Expenses:

         Investment Banking                          $    496,646.00

         Legal                                       $    669,001.70

         Prepaid Expenses                            $    283,900.38

Reserve for Series B Preferred Stock                 $    285,200.80

Retention Bonuses                                    $    427,895.86

Letters of Credit                                    $  4,343,666.33

                                   Schedule 3

                      Directors Appointed as of the Closing


William Jefferson Marshall
Roderick Glen MacMullin
Erik W. Jansen
Ravikant N. Ruia
Prashant S. Ruia
Madhu Vuppuluri
John Scot Brunke

                                    EXHIBIT A

                                FORM OF THE NOTES

                                    EXHIBIT B

                               FORM OF THE WARRANT

                                    EXHIBIT C

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT D


                         FORM OF STOCKHOLDERS AGREEMENT












                                       D-1